EXHIBIT 32.1

OFFICER’S SECTION 1350 CERTIFICATIONS

Each of the undersigned officers of Transcontinental Realty Investors, Inc., a Nevada corporation (the “Company”) hereby certifies that:

(i)	The Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2007, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and

(ii)	The information contained in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2007, fairly presents in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Date: August 14, 2007	/s/ Daniel J. Moos
Daniel J. Moos
President and Chief Operating Officer (Principal Executive Officer)

Date: August 14, 2007	/s/ Steven A. Abney
Steven A. Abney
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)